Exhibit 23

Independent Registered Public Accounting Firm’s Consent

The Board of Directors and Stockholders
JEFFERIES GROUP, INC.:

     We consent to incorporation by reference in the Registration Statements No. 2-94727 dated December 6, 1984; No. 33-17065 dated September 8, 1987; No. 33-19741 dated January 21, 1998; No. 33-64318 dated May 27, 1993; No. 33-64490 dated June 15, 1993; No. 033-52139 dated February 3, 1994; No. 033-54373 dated June 30, 1994, No. 333-02489 dated April 12, 1996, No. 333-32075 dated July 25, 1997, No. 333-84079 dated July 29, 1999, and No. 333-107014 dated July 14, 2003 all on Form S-8, No. 033-54265 dated June 24, 1994 and July 15, 1994, and No. 333-40263 dated November 14, 1997 and December 5, 1997, and No. 333-74723 dated March 19, 1999 all on Form S-4, and No. 333-76310 dated January 4, 2002, No. 333-81354 dated January 24, 2002 and No. 333-107032 dated July 15, 2003 and August 22, 2003, all on Form S-3 of Jefferies Group, Inc. of our reports dated March 29, 2005, relating to the consolidated statements of financial condition of Jefferies Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Jefferies Group, Inc.

/s/ KPMG LLP

Los Angeles, California
March 30, 2005